Exhibit (a)(1)(H)

Form of Email to Eligible Optionholders Confirming Acceptance of Eligible Options

Subject Line

Your Eligible Options have been accepted for exchange

Body

Hello [First Name],

Thank you for your submission of the Election Form pursuant to the Offer to Exchange attached to the Tender Offer Statement on Schedule TO filed by Getty Images Holdings, Inc. (“Getty Images”) with the U.S. Securities and Exchange Commission on March 2, 2026 (the “Offer Documents”). With this email, Getty Images confirms that it has accepted your tender of the Eligible Options listed on your Election Form.

Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your tendered Eligible Options will be cancelled and New Options will be granted to you.

Key terms:

•        Shares: Determined by the exchange ratio in the Offer.

•        Exercise Price: [Determined as stated in the Exchange Offer].

•        Vesting: [Describe schedule].

•        Documents: Grant agreements available in [Portal or Equity Platform Link].

Please retain this email for your records.

The Global Compensation Team